As filed with the Securities and Exchange Commission on February 19, 2016

1933 Act File No. 333-199018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORPORATE CAPITAL TRUST II

(Exact Name of Registrant as Specified in Charter)

CNL Center at City Commons

450 S. Orange Avenue

Orlando, Florida 32801

(Address of Principal Executive Offices)

(866) 745-3797

(Registrant’s Telephone Number, including Area Code)

Steven D. Shackelford

President and Chief Financial Officer

Kirk A. Montgomery

General Counsel and Secretary

CORPORATE CAPITAL TRUST II

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (866) 745-3797

(Name and Address of Agent for Service of Process)

Copies To:

Kenneth E. Young, Esq.

William J. Bielefeld, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Telephone: (215) 994-4000

APPROXIMATE DATE OF PROPOSED OFFERING: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box   ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-199018) of Corporate Capital Trust II (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits (b)(1), (b)(2) and (d) under Item 25(2) of Part C of the Registration Statement. No amendments have been made to Part A or Part B of the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note, and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

Part C: Other Information

Item 25.	Financial Statements and Exhibits

2.		Exhibits

	(a)(1)	Certificate of Trust of the Registrant (Incorporated by reference to Exhibit 2(a) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on September 29, 2014).

	(a)(2)	Certificate of Amendment to Certificate of Trust of the Registrant (Incorporated by reference to Exhibit 2(a)(1) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on August 31, 2015).

	(b)(1)	Second Amended and Restated Declaration of Trust of the Registrant (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 19, 2016).

	(b)(2)	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on February 19, 2016).

	(d)	Form of Subscription Agreement**

	(e)	Form of Distribution Reinvestment Plan (Incorporated by reference to Exhibit 2(e) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on June 25, 2015).

(g)(1)	Form of Investment Advisory Agreement (Incorporated by reference to Exhibit 2(g)(1) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on August 31, 2015).

(g)(2)	Form of Sub-Advisory Agreement (Incorporated by reference to Exhibit 2(g)(2) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on August 31, 2015).

(h)(1)	Form of Managing Dealer Agreement (Incorporated by reference to Exhibit 2(h)(1) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on October 1, 2015).

(h)(2)	Form of Participating Broker Agreement (Incorporated by reference to Exhibit 2(h)(2) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on October 1, 2015).

(h)(3)	Form of Distribution and Shareholder Servicing Plan of the Registrant (Incorporated by reference to Exhibit 2(h)(3) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on August 31, 2015).

(j)	Form of Custodian Agreement (Incorporated by reference to Exhibit 2(j) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on June 25, 2015).
(k)(1)	Form of Escrow Agreement (Incorporated by reference to Exhibit 2(k)(1) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on August 31, 2015).

(k)(2)	Form of Administrative Services Agreement by and between Registrant and CNL Fund Advisors II, LLC (Incorporated by reference to Exhibit 2(k)(2) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on June 25, 2015).

(k)(3)	Form of Intellectual Property License Agreement by and between the Registrant and CNL Intellectual Properties, Inc. (Incorporated by reference to Exhibit 2(k)(3) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on June 25, 2015).

(k)(4)	Expense Support and Conditional Reimbursement Agreement by and among the Registrant, CNL and KKR (Incorporated by reference to Exhibit 2(k)(4) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on October 1, 2015).

(k)(5)	Form of Sub-Administration Agreement (Incorporated by reference to Exhibit 2(k)(5) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on June 25, 2015).

(k)(6)	Capital Markets Service Agreement between CNL and CNL Capital Markets Corp. (Incorporated by reference to Exhibit 2(k)(6) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on June 25, 2015).

(k)(7)	Share Purchase Agreement between the Registrant and CNL (Incorporated by reference to Exhibit 2(k)(7) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on August 31, 2015).

(k)(8)	Share Purchase Agreement between the Registrant and KKR (Incorporated by reference to Exhibit 2(k)(8) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on August 31, 2015).

(l)	Opinion of Dechert LLP (Incorporated by reference to Exhibit 2(l) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on August 31, 2015).

(n)(1)	Consent of Dechert LLP (incorporated by reference to exhibit l hereto).

(n)(2)	Consent of Deloitte & Touche, LLP (Incorporated by reference to Exhibit 2(n)(2) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on October 1, 2015).

(r)(1)	Code of Ethics of the Registrant (Incorporated by reference to Exhibit 2(r)(1) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on June 25, 2015).

(r)(2)	Code of Ethics of CNL Fund Advisors II, LLC (Incorporated by reference to Exhibit 2(r)(2) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on June 25, 2015).

(r)(3)	Code of Ethics of KKR Credit Advisors (US) LLC (Incorporated by reference to Exhibit 2(r)(3) to the Company’s registration statement on Form N-2 (File No. 333-199018) filed on August 31, 2015).

_____________________

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, and the State of Florida, on the 19th day of February 2016.

By:	/s/ Thomas K. Sittema
Name:	Thomas K. Sittema
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities set forth below on February 19, 2016. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

Name	Title

/s/ Thomas K. Sittema Thomas K. Sittema	Chief Executive Officer (Principal Executive Officer)

/s/ Steven D. Shackelford Steven D. Shackelford	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Thomas K. Sittema	Trustee
Thomas K. Sittema

* Erik A. Falk	Trustee

* Frederick Arnold	Independent Trustee

* James H. Kropp	Independent Trustee

* Kenneth C. Wright	Independent Trustee

* Signatures affixed by Thomas K. Sittema pursuant to Power of Attorney dated June 19, 2015 and incorporated by reference from the registration statement of Corporate Capital Trust II, SEC File No. 333-199018, filed June 25, 2015.